UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2016

Shepherd’s Finance, LLC

(Exact name of registrant as specified in its charter)

Commission File Number: 333-203707

Delaware	36-4608739
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

12627 San Jose Blvd., Suite 203, Jacksonville, FL 32223

(Address of principal executive offices, including zip code)

(302) 752-2688

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreement.

Construction Loan to Lex Partners II, LLC

On February 19, 2016, Shepherd’s Finance, LLC (the “Company”) entered into a Construction Loan Agreement (the “Construction Loan Agreement”) by and between the Company and Lex Partners II, LLC (“LPII”), pursuant to which the Company extended a construction loan (the “Sarasota Loan”) to LPII to be used for the refinance of a parcel of land in Sarasota, Florida and the construction of a home thereon. The Sarasota Loan is for an amount up to $3,600,000, is evidenced by a promissory note (the “Note”), and is secured by a mortgage.

A loan fee of 5% of the loan amount was paid upon closing of the Sarasota Loan, from proceeds of the loan. The Sarasota Loan bears interest at a rate of the Company’s cost of funds plus 2% for the twelve months following the date of closing, the Company’s cost of funds plus 4% for the thirteenth through eighteenth months following the date of closing, the Company’s cost of funds plus 6% for the nineteenth through twenty-fourth months following the date of closing, and thereafter at a rate of the Company’s cost of funds plus 8%. The initial rate index (i.e., the Company’s cost of funds) is 9.94% per annum. LPII used the funds under the Sarasota Loan to refinance the lot as well as for payment of fees and hereafter may make up to seven draws used to fund construction.

Payments of interest are due monthly. Payments of principal are due upon the Company’s demand or upon the sale or transfer of the parcel. The Sarasota Loan may be prepaid at any time, in whole or in part, without penalty.

The foregoing discussion of the Sarasota Loan is qualified in its entirety by the Construction Loan Agreement, Note, and related Mortgage and Security Agreement, attached hereto as Exhibits 10.1 through 10.3.

Second Amendment to Loan Purchase and Sale Agreement with S.K. Funding, LLC

On February 19, 2016, the Company entered into the Second Amendment (the “Second Amendment”) to its Loan Purchase and Sale Agreement (the “Agreement”) with S.K. Funding, LLC (the “Buyer”). The Agreement was originally entered into between the Company and Seven Kings Holdings, Inc. (“7Kings”). However, on or about May 7, 2015, 7Kings assigned its right and interest in the Agreement to the Buyer.

The purpose of the Second Amendment was to allow the Buyer to purchase portions of up to three loans from the Company under parameters different from those specified in the Agreement. The loans are larger than the typical loans sold under the Agreement, and the Buyer is purchasing priority interests in each. Specifically, the Buyer is purchasing portions of two loans made to Benjamin Marcus Homes, LLC, one in the amount of $425,000 and the other in the amount of $575,000. The Buyer is also purchasing $1,000,000 of a loan made to Lex Partners II, LLC (the “Lex Partners Loan”). The Company agreed to pay the Buyer an amount equal to two basis points on the amount of the Lex Partners Loan funded, to be paid simultaneously with the Buyer’s funding of that loan. The Buyer has the right to participate in discussions concerning servicing of the loans as the loans age beyond their likely durations. The interest rate accruing to the Buyer is 9.5% calculated on a 365/366 day basis.

The description of the Second Amendment above is qualified in its entirety by the Second Amendment to the Loan Purchase and Sale Agreement attached hereto as Exhibit 10.4 to this Current Report on Form 8-K. A copy of the Second Amendment is filed as Exhibit 10.4 to this Current Report on Form 8-K and is incorporated herein solely for purposes of this Item 1.01 disclosure.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Construction Loan Agreement between Shepherd’s Finance, LLC and Lex Partners II, LLC dated February 19, 2016

10.2	Promissory Note from Lex Partners II, LLC dated February 19, 2016

10.3	Mortgage and Security Agreement between Shepherd’s Finance, LLC and Lex Partners II, LLC dated February 19, 2016

10.4	Second Amendment to the Loan Purchase and Sale Agreement between Shepherd’s Finance, LLC and S.K. Funding, LLC dated as of February 19, 2016

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Shepherd’s Finance, LLC

Date: February 25, 2016	By:	/s/ Daniel M. Wallach
Daniel M. Wallach
Chief Executive Officer and Manager